EXHIBIT 99
MANAGEMENT'S REPORT
Gulf Power Company 2001 Annual Report


The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the accounting records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of five independent directors, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with accounting principles generally accepted in the United States.


/s/ Travis J. Bowden
Travis J. Bowden
President
and Chief Executive Officer


/s/Ronnie R. Labrato
Ronnie R. Labrato
Vice President, Chief Financial Officer
and Comptroller
February 13, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Gulf Power Company:


We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of Southern Company) as of December 31, 2001 and 2000, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 13 - 28) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As explained in Note 1 to the financial statements, effective January 1, 2001, Gulf Power Company changed its method of accounting for derivative instruments and hedging activities.



/s/Arthur Andersen LLP
Atlanta, Georgia
February 13, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 2001 Annual Report


RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 2001 net income after dividends on preferred stock was $58.3 million, an increase of $6.5 million from the previous year. In 2000, earnings were $51.8 million, down $1.9 million when compared to 1999. The increase in earnings in 2001 was due primarily to an increase in Allowance for Funds Used During Construction (AFUDC) and lower interest expense; the decrease in 2000 was primarily a result of expenses related to the discontinuance of the Company's appliance sales division, and higher interest expense.

Revenues

Operating revenues increased in 2001 when compared to 2000. The following table summarizes the change in operating revenues for the past two years:

                                             Increase (Decrease)
                               Amount          From Prior Year
                             ------------------------------------
                                  2001        2001         2000
                             ------------------------------------
                                         (in thousands)
Retail --
   Base Revenues              $340,620       $4,517       $3,771
   Regulatory cost
     recovery and other        243,971       31,434       27,920
-----------------------------------------------------------------
Total retail                   584,591       35,951       31,691
------------------------------------------------------ ----------
Sales for resale--
   Non-affiliates               82,252       15,362        4,536
   Affiliates                   27,256      (39,739)         885
-----------------------------------------------------------------
Total sales for resale         109,508      (24,377)       5,421
Other operating
   revenues                     31,104         (690)       3,108
-----------------------------------------------------------------
Total operating
   revenues                  $725,203       $10,884      $40,220
=================================================================
Percent change                               1.5%          6.0%
----------------------------------------------------------------

   Retail revenues increased $36 million, or 6.6 percent in 2001, and $31.7 million or 6.1 percent in 2000, due primarily to the recovery of higher fuel and purchased power costs. Retail base rate revenues increased $4.5 million due to slightly higher energy sales and lower revenues subject to refund. Revenues subject to refund were $1.5 million in 2001 compared to $6.9 million in 2000. See Note 3 to the financial statements under "Retail Revenue Sharing Plan" for further information.

    "Regulatory cost recovery and other" includes: recovery provisions for fuel expenses and the energy component of purchased power costs, energy conservation costs, purchased power capacity costs, and environmental compliance costs. Annually, the Company seeks recovery of projected costs plus any true-up amount from prior periods. Approved rates are implemented each January. Therefore, the recovery provisions generally equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $109.5 million in 2001, a decrease of $24.4 million, or
18.2 percent, from 2000 primarily due to reduced energy sales for resale to affiliates. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                             2001         2000          1999
                     ----------------------------------------
                                    (in thousands)
Capacity                  $19,472      $20,270       $19,792
Energy                     27,579       21,922        20,251
-------------------------------------------------------------
Total                     $47,051      $42,192       $40,043
=============================================================

   Capacity revenues remained relatively unchanged during 2001 and 2000.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   Other operating revenues for 2000 increased due primarily to higher franchise fees and higher revenues from the transmission of electricity to others.

Gulf Power Company 2001 Annual Report


Energy Sales

Kilowatt-hour sales for 2001 and the percent changes by year were as follows:

                         KWH          Percent Change
                     ----------------------------------
                         2001         2001      2000
                     ----------------------------------
                       (millions)
Residential                 4,716     (1.5)%     7.1%
Commercial                  3,418      1.2       4.9
Industrial                  2,018      4.8       4.3
Other                          21     10.5       0.0
                     -------------
Total retail               10,173      0.6       5.8
Sales for resale
   Non-affiliates           2,093     22.8       9.2
   Affiliates                 963    (49.8)    (23.7)
                     -------------
Total                      13,229     (3.7)      0.7
=======================================================

   Total retail energy sales increased in both 2001 and 2000 primarily due to an increase in the total number of customers.

   An increase in energy sales for resale to non-affiliates of 22.8 percent in 2001 when compared to 2000 is primarily related to unit power sales under long-term contracts to other Florida utilities and bulk power sales under short-term contracts to other non-affiliated utilities. Energy sales to affiliated companies vary from year to year depending on demand and availability and cost of generating resources at each company.

Expenses

Total operating expenses in 2001 increased $13.5 million, or 2.3 percent, over the amount recorded in 2000 due primarily to higher purchased power expenses and maintenance expenses. In 2000, total operating expenses increased $39.5 million, or 7.1 percent, compared to 1999 due primarily to higher fuel and purchased power expenses.

   Fuel expenses in 2001, when compared to 2000, decreased $15.1 million, or 7.0 percent, due primarily to decreased generation, while average fuel costs increased as noted below. In 2000, fuel expenses increased $6.7 million, or 3.2 percent, when compared to 1999. The increase in 2000 was a result of an increase in average fuel costs.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                          2001       2000       1999
                                      -------------------------------
Total generation
   (millions of kilowatt-hours)         11,423     12,866     13,095
Sources of generation
   (percent)
   Coal                                   99.0       98.2       97.4
   Oil and gas                             1.0        1.8        2.6
Average cost of fuel per net
   kilowatt-hour generated
   (cents)--                              1.76       1.68       1.60
---------------------------------------------------------------------

   Purchased power expenses increased in 2001 by $23.8 million, or 28.8 percent, over 2000 primarily due to an increase in purchased power from affiliate companies. Purchased power expenses for 2000 increased over 1999 by $25.5 million, or 44.7 percent, due primarily to a higher demand for energy.

   Purchases of energy from affiliates will vary from year to year depending on demand and the availability and cost of generating resources at each company. These purchases have little impact on earnings.

   Depreciation and amortization expense increased $1.3 million, or 2.0 percent, in 2001, and $2.3 million, or 3.5 percent, in 2000 due to an increase in depreciable property and the amortization of a portion of a regulatory asset, which was allowed in the current retail revenue sharing plan.

   Other income, net increased in 2001 by $6.8 million compared to 2000 due primarily to higher allowance for equity funds used during construction related to the Company's new combined cycle unit. In 2000, other income, net decreased $2.8 million due primarily to expenses related to the discontinuance of the Company's appliance sales division. See Note 1 to the financial statements under "Other Income" for further information.

   Interest expense, net decreased $3.1 million, or 10.9 percent, in 2001 due primarily to higher allowance for debt funds used during construction related to the Company's new combined cycle unit, as well as lower interest rates on notes payable and variable rate pollution control bonds. These decreases were partially offset by the issuance of $60 million of senior notes in August 2001 and $75 million of senior notes in October 2001. In 2000, interest expense, net

Gulf Power Company 2001 Annual Report

increased $1.2 million, or 4.6 percent, due primarily to the issuance of $50 million of senior notes in August 1999.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

General

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors. The major factor is the ability to achieve energy sales growth while containing costs in a more competitive environment.

   In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers' Accounting for Pensions, the Company recorded non-cash income of approximately $5.9 million in 2001. Future pension income is dependent on several factors including trust earnings and changes to the plan.

    The Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in northwest Florida. Prices for electricity provided by the Company to retail customers are set by the Florida Public Service Commission (FPSC).

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included the rate of economic growth in the Company's service area, weather, competition, changes in contracts with neighboring utilities, the elasticity of demand, and energy conservation practiced by the Company's customers. The Company is actively pursuing additional earnings through unregulated new products and services.

   In early 1999, the FPSC staff and the Company became involved in discussions primarily related to reducing the Company's authorized rate of return. On October 1, 1999, the Office of Public Counsel, the Coalition for Equitable Rates, the Florida Industrial Power Users Group, and the Company jointly filed a petition to resolve the issues. The stipulation included a reduction to retail base rates of $10 million annually and provides for revenues to be shared within set ranges for 1999 through 2002. Customers receive two-thirds of any revenue within the sharing range and the Company retains one-third. Any revenue above this range is refunded to the customers. The stipulation also included authorization for the Company, at its discretion, to accrue up to an additional $5 million to the property insurance reserve and $1 million to amortize a regulatory asset related to the corporate office. The Company also filed a request to prospectively reduce its authorized return on equity (ROE) range from 11 to 13 percent to 10.5 to 12.5 percent in order to help ensure that the FPSC would approve the stipulation. The FPSC approved both the stipulation and the ROE request with an effective date of November 4, 1999.

   On September 10, 2001, the Company filed a request with the FPSC for a base rate increase of approximately $70 million, the majority of which is needed to recover costs related to the Smith Unit 3 combined cycle facility currently under construction and scheduled to be placed in service by June 2002. Hearings are scheduled for February 25 through March 1, 2002 with a decision expected in early May 2002 and new rates effective June 6, 2002.

   For calendar year 2001, the Company's retail revenue range for sharing was $358 million to $374 million. Actual retail revenues in 2001 were $360.3 million and the Company recorded revenues subject to refund of $1.5 million. The estimated refund with interest was reflected in customer billings in February 2002. For calendar year 2002, there are specified sharing ranges for each month from the expected in-service date of Smith Unit 3 until the end of the year. The

Gulf Power Company 2001 Annual Report


sharing plan will expire at the earlier of the in-service date of Smith Unit 3 or December 31, 2002.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters." Also, Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

Industry Restructuring

The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

   Although the Energy Act does not permit retail customer access, it has been a major catalyst for recent restructuring and consolidations taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been discussed in Florida, none have been enacted. Enactment would require numerous issues to be resolved, including significant ones relating to recovery of any stranded investments, full cost recovery of energy produced, and other issues related to the energy crisis that occurred in California. As a result of that crisis, many states have either discontinued or delayed implementation of initiatives involving retail deregulation.

   In 2000, Florida's Governor appointed a 17 member study commission to look at the state's electric industry, studying issues ranging from current and future reliability of electric and natural gas supply, electric industry retail and wholesale competition, environmental impacts of energy supply, conservation, and tax issues. A deadline of December 1, 2001 was set for the commission's final report and recommendations to the Governor and the Legislature. During the course of the study, the Stranded Investment Task Force Subcommittee recommended a discretionary transfer approach regarding the transfer or sale of generation assets by an investor owned utility (IOU). This would allow all new generation to be competitively bid while allowing IOU's to transfer generation units to an affiliate or sell generation units and share proceeds with both shareholders and consumers. Merchants would also be allowed to compete in this restructured wholesale market. This recommendation was approved during the final meeting of the study commission on November 15, 2001 and has been incorporated into the final report. The final report, entitled "Florida...Energy Wise" was presented on December 11, 2001 to the Governor and the Legislature. Any recommendations from the commission will have to be drafted and voted into law by the Legislature. This is unlikely to occur in the upcoming 2002 legislative session. The effects of any proposed changes cannot presently be determined, but could have a material effect on the Company's financial condition and results of operations.

    Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if the Company does not remain a low-cost producer and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

    In December 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. Southern Company has submitted a series of status reports informing the FERC of progress toward the development of a Southeastern RTO. In these status reports, Southern Company explained that it is developing a for profit RTO known as SeTrans with a number of non-jurisdictional cooperative and public power entities. Recently, Entergy Corporation and Cleco Power joined the SeTrans development process. In January 2002, the sponsors of SeTrans held a public

Gulf Power Company 2001 Annual Report


meeting to form a Stakeholder Advisory Committee, which will participate in the development of the SeTrans RTO. Southern Company continues to work with the other sponsors to develop the SeTrans RTO. The creation of SeTrans is not expected to have a material impact on the Company's financial statements. The outcome of this matter cannot now be determined.

Accounting Policies

Critical Policy

Gulf Power Company's significant accounting policies are described in Note 1 to the financial statements. The Company's most critical accounting policy involves rate regulation. The Company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

Effective January 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The impact on net income in 2001 was not material. (See Note 1 to the financial statements under "Financial Instruments" for additional information). An additional interpretation of Statement No. 133 will result in a change -- effective April 1, 2002 -- in accounting for certain contracts related to fuel supplies that contain quantity options. These contracts will be accounted for as derivatives and marked to market. However, due to the existence of specific cost-based fuel recovery clauses for the Company, this change is not expected to have a material impact on net income.

   In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting standards for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets -- but not those acquired in a business combination -- should be accounted for upon acquisition and on an ongoing basis. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, which are no longer limited to 40 years. The Company adopted Statement No. 142 in January 2002 with no material impact on the financial statements.

   Also in June 2001, the FASB issued Statement No. 143, Asset Retirement Obligations, which establishes new accounting and reporting standards for legal obligations associated with retiring assets, including decommissioning of nuclear plants. The liability for an asset's future retirement must be recorded in the period in which the liability is incurred. The cost must be capitalized as part of the related long-lived asset and depreciated over the asset's useful life. Changes in the liability resulting from the passage of time will be recognized as operating expenses. Statement No. 143 must be adopted by January 1, 2003. The Company has not yet quantified the impact of adopting Statement No. 143 on its financial statements.

FINANCIAL CONDITION

Overview

During 2001, gross property additions were $274.7 million. Funds for the Company's property additions were provided by operating activities and additional financings, which were utilized to finance the construction of the Company's new combined cycle unit. See the Statements of Cash Flows for further details.

Credit Rating Risk

The Company does not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade.

Gulf Power Company 2001 Annual Report


Exposure to Market Risks

Due to cost-based rate regulations, the Company has limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market and, to a lesser extent, similar contracts for gas purchases. Realized gains and losses are recognized in the income statement as incurred. At December 31, 2001, exposure from these activities was not material. Fair value of changes in energy trading contracts and year-end valuations are as follows:

                                         Changes During the Year
-------------------------------------------------------------------
                                                    Fair Value
-------------------------------------------------------------------
                                                 (in thousands)
Contracts beginning of year                          $110
Contracts realized or settled                        (100)
New contracts at inception                              -
Changes in valuation techniques                         -
Current period changes                               (120)
----------------------------------------------------------------
Contracts end of year                               $(110)
================================================================

                        Source of Year-End Valuation Prices
----------------------------------------------------------------
                                            Maturity
                            Total          ---------
                          Fair Value      Year 1     1-3 Years
----------------------------------------------------------------
                                     (in thousands)
Actively quoted           $(110)       $(102)          $(8)
External sources              -            -             -
Models and other
   methods                    -            -             -
----------------------------------------------------------------
Contracts end of year     $(110)       $(102)          $(8)
================================================================

   If the Company sustained a 100 basis point change in interest rates for all variable rate long-term debt, the change would affect annualized interest expense by approximately $0.61 million at December 31, 2001.

Financing Activities

In 2001, the Company sold $135 million of senior notes and $30 million of trust preferred securities and used the proceeds to retire $30 million of first mortgage bonds and to pay for construction of the Company's new combined cycle unit. In 2000, there were no issuances or retirements of long-term debt. See the Statements of Cash Flows for further details.

   Composite financing rates for the years 1999 through 2001 as of year end were as follows:

                                       2001      2000      1999
                                    -----------------------------
Composite interest rate on
   long-term debt                       5.6%      6.2%      6.0%
Composite rate on
   trust preferred securities           7.2%       7.3%     7.3%
Composite preferred stock
   dividend rate                        5.1%      5.1%      5.1%
-----------------------------------------------------------------

   The composite interest rate on long-term debt decreased in 2001 due to lower interest rates on variable rate pollution control bonds and lower rates on new senior notes.

Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $282 million for the three years beginning in 2002 ($103 million in 2002, $72 million in 2003, and $107 million in 2004). These amounts include $24.3 million in 2002 for the remaining cost of a 574 megawatt combined cycle gas generating unit and related interconnections to be located in the eastern portion of the Company's service area. The unit is expected to have an in-service date of June 2002. The remaining property additions budget is primarily for maintaining and upgrading transmission and distribution facilities and generating plants. Actual construction costs may vary from this estimate because of changes in such factors as the following: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

The Company will continue to retire higher-cost debt and preferred securities and replace these securities with lower-cost capital as market conditions and terms of the instruments permit.

Gulf Power Company 2001 Annual Report


   Future note maturities, operating lease obligations, and purchase commitments - discussed in notes 4 and 8 to the financial statements -- are as follows:

                                    2002      2003      2004
--------------------------------------------------------------
                                          (in millions)
Bonds -
   First mortgage                   $  -  $      -      $   -
   Pollution control                   -         -          -
Notes                                  -        61         51
Leases -
   Capital                             -         -          -
   Operating                           2         2          2
--------------------------------------------------------------
Purchase commitments
   Fuel                              140       109        112
   Purchased power                     2         1          1
--------------------------------------------------------------

   At the beginning of 2002, the Company had not used any of its available credit arrangements. Credit arrangements are as follows:

                                             Expires
                                 -----------------------------
   Total         Unused           2002        2003 & beyond
--------------------------------------------------------------
                           (in millions)
    $103           $103           $103                $   -
--------------------------------------------------------------

Environmental Matters

In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995. Southern Company achieved Phase I compliance at the affected plants by primarily switching to low-sulfur coal and with some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $42 million for the Company. Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Phase II compliance did not have a material impact on the Company.

   A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new environmental legislation discussed below are expected to be recovered through the Environmental Cost Recovery Clause.

   In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals is considering other legal challenges to these standards. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

   In September 1998, the EPA issued regional nitrogen oxide reduction rule to the states for implementation. Compliance is required by May 31, 2004 for most states, but for Georgia, further ratemaking is required and compliance may be delayed until May 2005. The final rule affects 21 states, including Georgia, but not Florida. See Note 5 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. The EPA is presently evaluating whether to bring an additional 15 states, not including Florida, under this regional nitrogen oxide rule.

   In December 2000, the EPA completed its utility study for mercury and other hazardous air pollutants (HAPS) and issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is to be developed over the next four years under the Maximum Achievable Control Technology provisions of the Clean Air Act, and the regulations are scheduled to be finalized by the end of 2004 with implementation to take place around 2007. In January 2001, the EPA proposed guidance for the determination of Best

Gulf Power Company 2001 Annual Report


Available Retrofit Technology (BART) emission controls under the Regional Haze Regulations. Installation of BART controls is expected to take place around 2010. Litigation of the Regional Haze Regulations, including the BART provisions, is ongoing in the Federal District of Columbia Circuit Court of Appeals. A court decision is expected in mid-2002.

   Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide and reductions in mercury and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

   In October 1997, EPA issued regulations setting forth requirements for Compliance Assurance Monitoring (CAM) in its state and federal operating permit programs. These regulations were amended by EPA in March 2001 in response to a court order resolving challenges to the rules brought by environmental groups and industry. Generally, this rule affects the operation and maintenance of electrostatic precipitators and could involve significant additional ongoing expense.

   The EPA and state environmental regulatory agencies are also reviewing and evaluating various other matters including: control strategies to reduce regional haze; limits on pollutant discharges to impaired waters; cooling water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

   On November 3, 1999, the EPA brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, including the five facilities mentioned previously and the Company's Plants Crist and Scherer. For additional information, see Note 5 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add the Company, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court directed the EPA to re-file its amended complaint limiting claims to those brought against Georgia Power and Savannah Electric. The EPA re-filed those claims as directed by the court. Also, the EPA re-filed its claims against Alabama Power in U.S. District Court in Alabama. It has not re-filed against the Company, Mississippi Power, or the system service company. The Alabama Power, Georgia Power, and Savannah Electric cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and Savannah Electric. Because the outcome of the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and Savannah Electric have opposed that motion.

   The Company believes that it has complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial

Gulf Power Company 2001 Annual Report


capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

   The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electric and magnetic fields, and other environmental health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electric and magnetic fields.

Sources of Capital

At December 31, 2001, the Company had approximately $2.2 million of cash and cash equivalents and $2.6 million of unused commercial paper backed by lines of credit with banks to meet its short-term cash needs. See the Statements of Cash Flows for details related to the Company's financing activities. See Note 8 to the financial statements under "Bank Credit Arrangements" for additional information.

   The Company may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper at the request and for the benefit of the Company and the other Southern Company operating companies. At December 31, 2001, the Company had outstanding $37.4 million of commercial paper.

   The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company has no restrictions on the amounts of unsecured indebtedness it may incur. However, in order to issue first mortgage bonds or preferred stock, the Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Cautionary Statement Regarding Forward-Looking Information

The Company's 2001 Annual Report contains forward looking and historical information. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which the Company is subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action; the effects, extent, and timing of the entry of additional competition in the markets of the Company; the impact of fluctuations in commodity prices, interest rates and customer demand; state and federal rate regulations; political, legal, and economic conditions and developments in the United States; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; internal

Gulf Power Company 2001 Annual Report


restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to the Company the effects of, and changes in, economic conditions in the Company's service territory; the direct or indirect effects on the Company's business resulting from the terrorist incident on September 11, 2001, or any similar such incidents or responses to such incidents; the timing and acceptance of the Company's new product and services offerings; financial market conditions and the results of financing efforts; weather and other natural phenomena; the ability of the Company to obtain additional generating capacity at competitive prices; and other factors discussed elsewhere herein and in other reports (including Form 10-K) filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 2001, 2000, and 1999
Gulf Power Company 2001 Annual Report

------------------------------------------------------------------------------------------------------------------
                                                                    2001                 2000                1999
------------------------------------------------------------------------------------------------------------------
                                                                              (in thousands)
Operating Revenues:
Retail sales                                                    $584,591             $548,640            $516,949
Sales for resale --
  Non-affiliates                                                  82,252               66,890              62,354
  Affiliates                                                      27,256               66,995              66,110
Other revenues                                                    31,104               31,794              28,686
------------------------------------------------------------------------------------------------------------------
Total operating revenues                                         725,203              714,319             674,099
------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                           200,633              215,744             209,031
  Purchased power --
    Non-affiliates                                                65,585               73,846              46,332
    Affiliates                                                    40,660                8,644              10,703
Other                                                            117,394              117,146             114,670
Maintenance                                                       60,193               56,281              57,830
Depreciation and amortization                                     68,218               66,873              64,589
Taxes other than income taxes                                     55,261               55,904              51,782
------------------------------------------------------------------------------------------------------------------
Total operating expenses                                         607,944              594,438             554,937
------------------------------------------------------------------------------------------------------------------
Operating Income                                                 117,259              119,881             119,162
Other Income (Expense):
Interest income                                                    1,258                1,137               1,771
Other, net                                                         2,710               (4,126)             (1,357)
------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                        121,227              116,892             119,576
------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                             25,034               28,085              26,861
Distributions on preferred securities of subsidiary                6,477                6,200               6,200
------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                             31,511               34,285              33,061
------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                      89,716               82,607              86,515
Income taxes (Note 7)                                             31,260               30,530              32,631
------------------------------------------------------------------------------------------------------------------
Earnings Before Cumulative Effect of                              58,456               52,077              53,884
   Accounting Change
Cumulative effect of accounting change--
  less income taxes of $42 thousand                                   68                    -                   -
------------------------------------------------------------------------------------------------------------------
Net Income                                                        58,524               52,077              53,884
Dividends on Preferred Stock                                         217                  234                 217
------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                   $ 58,307             $ 51,843            $ 53,667
==================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000, and 1999
Gulf Power Company 2001 Annual Report

------------------------------------------------------------------------------------------------------------------------
                                                                          2001                 2000                1999
------------------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)
Operating Activities:
Net income                                                           $  58,524            $  52,077           $  53,884
Adjustments to reconcile net income
 to net cash provided from operating activities --
      Depreciation and amortization                                     72,320               69,915              68,721
      Deferred income taxes, net                                         3,394              (12,516)             (6,609)
      Other, net                                                        (1,804)              10,686               3,735
      Changes in certain current assets and liabilities --
        Receivables, net                                                15,991              (20,212)            (10,484)
        Fossil fuel stock                                              (30,887)              13,101              (5,656)
        Materials and supplies                                             176                1,055              (2,063)
        Accounts payable                                               (14,492)              15,924              (2,023)
        Provision for rate refund                                        1,530                7,203                   -
        Other                                                          (31,249)              12,521               7,030
------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                             73,503              149,754             106,535
------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                              (274,668)             (95,807)            (69,798)
Other                                                                    5,290               (4,432)             (8,856)
------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                (269,378)            (100,239)            (78,654)
------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                               44,311              (12,000)             23,500
Proceeds --
    Other long-term debt                                               135,000                    -              50,000
    Preferred securities                                                30,000                    -                   -
    Capital contributions from parent company                           72,484               12,222               2,294
Retirements --
    First mortgage bonds                                               (30,000)                   -                   -
    Other long-term debt                                                  (862)              (1,853)            (27,074)
    Preferred stock                                                          -                    -                   -
Payment of preferred stock dividends                                      (217)                (234)               (271)
Payment of common stock dividends                                      (53,275)             (59,000)            (61,300)
Other                                                                   (3,703)                 (22)               (246)
------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                 193,738              (60,887)            (13,097)
------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                 (2,137)             (11,372)             14,784
Cash and Cash Equivalents at Beginning of Period                         4,381               15,753                 969
------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                            $  2,244            $   4,381           $  15,753
========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
    Interest (net of amount capitalized)                               $30,813              $32,277             $27,670
    Income taxes (net of refunds)                                       33,349               42,252              29,462
------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 2001 and 2000
Gulf Power Company 2001 Annual Report

-------------------------------------------------------------------------------------------------------------
Assets                                                                         2001                     2000
-------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
Current Assets:
Cash and cash equivalents                                                   $ 2,244                  $ 4,381
Receivables --
  Customer accounts receivable                                               64,113                   69,820
  Other accounts and notes receivable                                         4,316                    2,179
  Affiliated companies                                                        2,689                   15,026
  Accumulated provision for uncollectible accounts                           (1,342)                  (1,302)
Fossil fuel stock, at average cost                                           47,655                   16,768
Materials and supplies, at average cost                                      28,857                   29,033
Regulatory clauses under recovery                                            24,912                    2,112
Other                                                                        12,662                    6,543
-------------------------------------------------------------------------------------------------------------
Total current assets                                                        186,106                  144,560
-------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                1,951,512                1,892,023
Less accumulated provision for depreciation                                 912,581                  867,260
-------------------------------------------------------------------------------------------------------------
                                                                          1,038,931                1,024,763
Construction work in progress                                               264,525                   71,008
-------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                      1,303,456                1,095,771
-------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                7,049                    4,510
-------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 7)                            16,766                   15,963
Prepaid pension costs (Note 2)                                               26,364                   20,058
Debt expense, being amortized                                                 3,036                    2,392
Premium on reacquired debt, being amortized                                  14,518                   15,866
Other                                                                        12,222                   12,944
-------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                      72,906                   67,223
-------------------------------------------------------------------------------------------------------------
Total Assets                                                             $1,569,517               $1,312,064
=============================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 2001 and 2000
Gulf Power Company 2001 Annual Report

--------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                            2001                     2000
--------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
Current Liabilities:
Notes payable                                                               $ 87,311                 $ 43,000
Accounts payable --
  Affiliated                                                                  18,202                   17,558
  Other                                                                       38,308                   38,153
Customer deposits                                                             14,506                   13,474
Taxes accrued --
  Income taxes                                                                 8,162                    3,864
  Other                                                                        8,053                    8,749
Interest accrued                                                               8,305                    8,324
Provision for rate refund                                                      1,530                    7,203
Vacation pay accrued                                                           4,725                    4,512
Regulatory clauses over recovery                                               3,719                    6,848
Other                                                                          6,528                    1,584
--------------------------------------------------------------------------------------------------------------
Total current liabilities                                                    199,349                  153,269
--------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                 467,784                  365,993
--------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 7)                                   161,968                  155,074
Deferred credits related to income taxes (Note 7)                             28,293                   38,255
Accumulated deferred investment tax credits                                   24,056                   25,792
Employee benefits provisions                                                  37,892                   31,075
Other                                                                         26,045                   25,992
--------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                 278,254                  276,188
--------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding company junior
  subordinated notes (See accompanying statements)                           115,000                   85,000
--------------------------------------------------------------------------------------------------------------
Preferred stock (See accompanying statements)                                  4,236                    4,236
--------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                    504,894                  427,378
--------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                $1,569,517               $1,312,064
==============================================================================================================
The accompanying notes are an integral part of these balance sheets.

STATEMENTS OF CAPITALIZATION
At December 31, 2001 and 2000
Gulf Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                    2001             2000              2001           2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)               (percent of total)
Long Term Debt:
First mortgage bonds --
       Maturity                           Interest Rates
       ---------                          --------------
       July 1, 2003                       6.125%                 $     -         $ 30,000
       November 1, 2006                   6.50%                   25,000           25,000
       January 1, 2026                    6.875%                  30,000           30,000
-----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                        55,000           85,000
-----------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
  4.69% due August 1, 2003                                        60,000                -
  7.05% due August 15, 2004                                       50,000           50,000
  6.10% due September 30, 2016                                    75,000                -
  7.50% due June 30, 2037                                         20,000           20,000
  6.70% due June 30, 2038                                         47,211           48,073
-----------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    252,211          118,073
-----------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
      Pollution control revenue bonds --
        Collateralized:
         5.25% to 6.30% due 2006-2026                            108,700          108,700
        Non-collateralized:
         Variable rates (1.75% to 1.95% at 1/1/02)
          due 2022-2024                                           60,930           60,930
-----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       169,630          169,630
-----------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                          (9,057)          (6,710)
-----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $29.2 million)                                  467,784          365,993             42.9%            41.5%
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value, 4.64% to 5.44%                                     4,236            4,236
-----------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $0.2 million)                4,236            4,236              0.4%             0.5%
-----------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities:
$25 liquidation value --
  7.00%                                                           45,000           45,000
  7.38%                                                           30,000                -
  7.63%                                                           40,000           40,000
-----------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $8.4 million)          115,000           85,000             10.5%             9.6%
-----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
  Authorized and outstanding -
   992,717 shares in 2001 and 2000                                38,060           38,060
  Paid-in capital                                                305,960          233,476
  Premium on preferred stock                                          12               12
Retained earnings                                                160,862          155,830
-----------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                                504,894          427,378             46.2%            48.4%
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                          $1,091,914         $882,607            100.0%           100.0%
=============================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2001, 2000, and 1999
Gulf Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------------

                                                                                 Premium on
                                                     Common         Paid-In       Preferred        Retained
                                                      Stock         Capital         Stock          Earnings           Total
-----------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)

Balance at January 1, 1999                            $38,060        $218,960           $12        $170,620         $427,652
Net income after dividends on preferred stock               -               -             -          53,667           53,667
Capital contributions from parent company                   -           2,294             -               -            2,294
Cash dividends on common stock                              -               -             -         (51,300)         (51,300)
Other                                                       -               -             -         (10,000)         (10,000)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                           38,060         221,254            12         162,987          422,313
Net income after dividends on preferred stock               -               -             -          51,843           51,843
Capital contributions from parent company                   -          12,222             -               -           12,222
Cash dividends on common stock                              -               -             -         (59,000)         (59,000)
Balance at December 31, 2000                           38,060         233,476            12         155,830          427,378
-----------------------------------------------------------------------------------------------------------------------------
Net income after dividends on preferred stock               -               -             -          58,307           58,307
Capital contributions from parent company                   -          72,484             -               -           72,484
Cash dividends on common stock                              -               -             -         (53,275)         (53,275)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                          $38,060        $305,960           $12        $160,862         $504,894
=============================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 2001 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Gulf Power Company (Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company (SCS), Southern Communications Services (Southern LINC), Southern Nuclear Operating Company (Southern Nuclear), Southern Power Company (Southern Power), and other direct and indirect subsidiaries. The operating companies -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four southeastern states. Contracts among the operating companies -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Power was established in 2001 to construct, own, and manage Southern Company's competitive generation assets and sell electricity at market-based rates in the wholesale market.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission
(FPSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by the FPSC and the FERC. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Affiliate Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension administration, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $45 million, $44 million, and $43 million during 2001, 2000, and 1999, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                              2001          2000
                                        --------------------------
                                             (in thousands)
Deferred income tax charges               $ 16,766      $ 15,963
Deferred loss on reacquired
 debt                                       14,518        15,866
Environmental remediation                    7,163         7,638
Vacation pay                                 4,725         4,512
Accumulated provision for
   rate refunds                             (1,530)      (7,203)
Accumulated provision for
   property damage                         (13,565)       (8,731)
Deferred income tax credits                (28,293)      (38,255)
Other, net                                  (1,443)       (1,074)
------------------------------------------------------------------
Total                                     $ (1,659)     $(11,284)
==================================================================

   In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Gulf Power Company 2001 Annual Report


Revenues and Regulatory Cost Recovery Clauses

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its service area located in northwest Florida and to wholesale customers in the Southeast.

   Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period.

   Fuel costs are expensed as the fuel is used. The Company's retail electric rates include provisions to annually adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. The Company also has similar retail cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

   The Company has a diversified base of customers and no single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged significantly less than 1 percent of revenues.

Depreciation and Amortization

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.7 percent in 2001 and
3.8 percent in both 2000, and 1999. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities.

Other Income

Other income consists principally of interest and dividend income, Allowance for Funds Used During Construction (AFUDC)-equity, and income or expenses on other non-regulated activities. In 2000 and 1999, the non-regulated activities included the results of the Company's merchandising operations, which were discontinued in the latter part of 2000.

Income Taxes

The Company uses the liability method of accounting for income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Impairment of Long-Lived Assets and Intangibles

The Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less the cost to sell in order to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change.

Cash and Cash Equivalents

Temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

Effective January 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The impact on net income was immaterial.

Gulf Power Company 2001 Annual Report


   The Company uses derivative financial instruments to hedge exposures to fluctuations in interest rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount of the hedged item when the transaction occurs.

   The Company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company's exposure to counterparty credit risk.

   The Company and its affiliates, through SCS acting as their agent, enters into commodity related forward and option contracts to limit exposure to changing prices on certain fuel purchases and electricity purchases and sales. Substantially all of the Company's bulk energy purchases and sales contracts meet the definition of a derivative under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In many cases, these fuel and electricity contracts qualify for normal purchase and sale exceptions under Statement No. 133 and are accounted for under the accrual method. Other contracts qualify as cash flow hedges of anticipated transactions, resulting in the deferral of related gains and losses, and are recorded in other comprehensive income until the hedged transactions occur. Any ineffectiveness is recognized currently in net income. Contracts that do not qualify for the normal purchase and sale exception and that do not meet the hedge requirements are marked to market through current period income.

   Other financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in thousands)
Long-term debt:
   At December 31, 2001                $467,784      $474,911
   At December 31, 2000                $365,993      $364,697
Capital trust preferred
securities:
   At December 31, 2001                $115,000      $114,898
   At December 31, 2000                 $85,000       $80,988
--------------------------------------------------------------

   The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.3 million and $1.2 million at December 31, 2001 and 2000, respectively, is included in other current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company provides for the cost of repairing damages from major storms and other uninsured property damages. This includes the full cost of major storms and other damages to its transmission and distribution lines and the cost of uninsured damages to its generation and other property. The expense of such damages is charged to the provision account. At December 31, 2001 and 2000, the accumulated provision for property damage was $13.6 million and $8.7 million, respectively. The FPSC approved annual accrual to the accumulated provision for property damage is $3.5 million, with a target level for the accumulated provision account between $25.1 and $36.0 million. The FPSC has also given the Company the flexibility to increase its annual accrual amount above $3.5 million at the Company's discretion. The Company accrued $4.5 million in 2001, $3.5 million in 2000, and $5.5 million in 1999 to the accumulated provision for property damage. The Company had a net credit of $(0.3) million to the provision account in 2001 related to insurance proceeds that exceeded actual claims. In 2000 and 1999, the Company charged $0.3 million and $1.6 million, respectively, to the provision account.

2.  RETIREMENT BENEFITS

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are

Gulf Power Company 2001 Annual Report


funded to the extent required by the Company's regulatory commissions. In late 2000, the Company adopted several pension and postretirement benefit plan changes that had the effect of increasing benefits to both current and future retirees. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:
                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          2001          2000
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $153,214      $146,106
Service cost                              4,703         4,367
Interest cost                            11,644        10,695
Benefits paid                            (8,105)       (7,169)
Actuarial gain and
      employee transfers, net              (195)         (785)
Amendments                                7,997             -
Other                                        (7)            -
---------------------------------------------------------------
Balance at end of year                 $169,251      $153,214
===============================================================

                                           Plan Assets
                                     --------------------------
                                           2001          2000
---------------------------------------------------------------
                                            (in thousands)
Balance at beginning of year           $283,266       $241,485
Actual return on plan assets            (40,841)        43,833
Benefits paid                            (7,758)        (6,973)
Employee transfers                         (961)         4,921
---------------------------------------------------------------
Balance at end of year                 $233,706        $283,266
===============================================================

   The accrued pension costs recognized in the Balance Sheets were as follows:

                                           2001       2000
---------------------------------------------------------------
                                          (in thousands)
Funded status                          $ 64,455    $ 130,052
Unrecognized transition
    obligation                           (2,832)      (3,503)
Unrecognized prior
    service cost                         11,689        4,529
Unrecognized net gain                   (47,038)    (111,092)
4th quarter cash flow
    adjustment                               90           72
 ---------------------------------------------------------------
Prepaid asset recognized
      in the Balance Sheets            $ 26,364      $20,058
===============================================================

    Components of the pension plan's net periodic cost were as follows:

                                2001          2000           1999
-------------------------------------------------------------------
Service cost                $  4,703      $  4,367       $  4,556
Interest cost                 11,644        10,695          9,729
Expected return on
  plan assets                (19,312)      (17,504)       (15,968)
Recognized net gain           (3,072)       (2,582)          (234)
Net amortization                 165          (235)        (1,549)
-------------------------------------------------------------------
Net pension income          $ (5,872)     $ (5,259)      $ (3,466)
===================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                           Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                          2001           2000
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year            $50,025       $48,010
Service cost                                983           896
Interest cost                             3,886         3,515
Benefits paid                            (1,823)       (1,462)
Amendments                                3,412             -
---------------------------------------------------------------
Actuarial gain                           (2,146)         (934)
---------------------------------------------------------------
Balance at end of year                  $54,337       $50,025
===============================================================

                                           Plan Assets
                                    ---------------------------
                                        2001          2000
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year          $13,388       $11,196
Actual return on plan assets           (1,830)        2,079
Employer contributions                  1,897         1,575
Benefits paid                          (1,823)       (1,462)
---------------------------------------------------------------
Balance at end of year                $11,632       $13,388
===============================================================

    The accrued postretirement costs recognized in the Balance
Sheets were as follows:

                                       2001           2000
----------------------------------------------------------------
                                          (in thousands)
Funded status                         $(42,705)      $(36,638)
Unrecognized transition
      obligation                         4,012          4,368
Unrecognized prior
      service cost                       5,695          2,582
Unrecognized net loss                    1,235            496
Fourth quarter contributions               386            316
----------------------------------------------------------------
Accrued liability recognized
      in the Balance Sheets           $(31,377)      $(28,876)
================================================================

Gulf Power Company 2001 Annual Report


    Components of the postretirement plan's net periodic cost were as follows:

                                    2001       2000      1999
-----------------------------------------------------------------
Service cost                     $    983    $    896   $  1,087
Interest cost                       3,886       3,515      3,261
Expected return on
      plan assets                  (1,037)       (901)      (794)
Transition obligation                 356         355        356
Prior service cost                    299         159        159
Recognized net
 (gain)/loss                          (18)         13        264
-----------------------------------------------------------------
Net post-retirement cost         $  4,469    $  4,037   $  4,333
=================================================================

   The weighted average rates assumed in the actuarial calculations for both the pension plan and postretirement benefits plan were:

                                       2001       2000
----------------------------------------------------------
Discount                               7.50%      7.50%
Annual salary increase                 5.00%      5.00%
Long-term return on plan
assets                                 8.50%      8.50%
----------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 9.25 percent for 2001, decreasing gradually to 5.25 percent through the year 2010, and remaining at that level thereafter.

    An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2001 as follows (in thousands):

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
Benefit obligation                    $4,575           $3,985
Service and interest costs              $410             $351
===============================================================

Employee Savings Plan

The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2001, 2000, and 1999 were $2.3 million, $2.2 million, and $2.0 million, respectively.

3.   CONTINGENCIES AND REGULATORY
     MATTERS

General

The Company is subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

Environmental Cost Recovery

In 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   In 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs. During 2001, 2000, and 1999, the Company recorded ECRC revenues of $10.0 million, $9.9 million, and $11.5 million, respectively.

   At December 31, 2001, the Company's liability for the estimated costs of environmental remediation projects for known sites was $7.2 million. These estimated costs are expected to be expended from 2002 through 2008. These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $1.2 million in current assets and current liabilities and $6.0 million in deferred assets and deferred liabilities representing the future recoverability of these costs.

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and SCS. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action

Gulf Power Company 2001 Annual Report


requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, including the five facilities mentioned previously and the Company's Plants Crist and Scherer. See Note 5 under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add the Company, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted SCS's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court directed the EPA to re-file its amended complaint limiting claims to those brought against Georgia Power and Savannah Electric. The EPA re-filed those claims as directed by the court. Also, the EPA re-filed its claims against Alabama Power in U.S. District Court in Alabama. It has not re-filed against the Company, Mississippi Power, or the system service company. The Alabama Power, Georgia Power, and Savannah Electric cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and Savannah Electric. Because the outcome of the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and Savannah Electric have opposed that motion.

   The Company believes that it has complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place.

   An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Retail Revenue Sharing Plan

In early 1999, the FPSC staff and the Company became involved in discussions primarily related to reducing the Company's authorized rate of return. On October 1, 1999, the Office of Public Counsel, the Coalition for Equitable Rates, the Florida Industrial Power Users Group, and the Company jointly filed a petition to resolve the issues. The stipulation included a reduction to retail base rates of $10 million annually and provided for revenues to be shared within set ranges for 1999 through 2002. Customers receive two-thirds of any revenue within the sharing range and the Company retains one-third. Any revenue above this range is refunded to the customers. The stipulation also included authorization for the Company, at its discretion, to accrue up to an additional $5 million to the property insurance reserve and $1 million to amortize a regulatory asset related to the corporate office. The Company also filed a request to prospectively reduce its authorized return on equity (ROE) range from 11 to 13 percent to 10.5 to 12.5 percent in order to help ensure that the FPSC would approve the stipulation. The FPSC approved both the stipulation and the ROE request with an effective date of November 4, 1999.

   The Company's retail revenue range for sharing was $358 million to $374 million in calendar year 2001, and $352 million to $368 million in 2000, to be shared between the Company and its retail customers on the one-third/two-thirds basis. Actual retail revenues in 2001 were $360.3 million and $362.4 million in 2000. The Company recorded revenues subject to refund of $1.5 million in 2001 and $6.9 million in 2000. The estimated refund with interest was $0.03 million in 2001 and $0.3 million in 2000 and was reflected in customer billings in February 2002 and 2001 respectively. In addition to the refund, the Company amortized $1 million of the regulatory assets related to the corporate office in 2001 and 2000, and accrued an additional $1.0 million to the property insurance

Gulf Power Company 2001 Annual Report


reserve in 2001. For calendar year 2002, there are specified sharing ranges for each month from the expected in-service date of Smith Unit 3 until the end of the year. The sharing plan will expire at the earlier of the in-service date of Smith Unit 3 or December 31, 2002.

Retail Rate Case

On September 10, 2001, the Company filed a request with the FPSC for a base rate increase of approximately $70 million, the majority of which is needed to recover costs related to the Smith Unit 3 combined cycle facility currently under construction and scheduled to be placed in service by June 2002. Hearings are scheduled for February 25 through March 1, 2002 with a decision expected in early May 2002 and new rates effective June 6, 2002.

4. COMMITMENTS

Construction Program

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $103 million in 2002, $72 million in 2003, and $107 million in 2004. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 2001, significant purchase commitments were outstanding in connection with the construction program. The Company has budgeted $24.3 million in 2002 as the remaining cost of a 574 megawatt combined cycle gas generating unit to be located in the eastern portion of its service area. The unit is expected to have an in-service date of June 2002. The Company's remaining construction program is related to maintaining and upgrading the transmission, distribution, and generating facilities.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into contract commitments for the procurement of fuel. In some cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated obligations at December 31, 2001 were as follows:

   Year                                           Fuel
   ---------                                 ----------------
                                              (in millions)
   2002                                                 $140
   2003                                                  109
   2004                                                  112
   2005                                                  113
   2006                                                  115
   2007-2025                                             398
   ----------------------------------------------------------
   Total commitments                                    $987
   ==========================================================

   In addition, SCS acts as agent for the five operating companies and Southern Power with regard to natural gas purchases. Natural gas purchases (in dollars) are based on various indices at the actual time of delivery; therefore, only the volume commitments are firm. The Company's committed volumes are allocated based on usage projections as of December 31 as follows:

   Year                                        Natural Gas
   ---------                                 ----------------
                                                 (MMBtu)
   2002                                       14,194,988
   2003                                       28,377,592
   2004                                       15,071,438
   2005                                        6,913,093
   2006                                        4,187,658
   2007 and thereafter                         1,676,250
   ------------------------------------------------------
   Total commitments                          70,421,019
   ======================================================

   Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. At the end of each lease term, the Company has the option to purchase the 745 railcars at the greater of lease termination value or fair market value, or to renew the leases at the end of the lease term.

Gulf Power Company 2001 Annual Report


   The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventories was $1.9 million in 2001 and $2.4 million in 2000. The annual amounts for 2002 through 2006 are expected to be $1.9 million, $1.9 million, $1.9 million, $2.0 million, and $2.0 million, respectively, and after 2006 are expected to total $11.7 million.

5.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel Unit No. 1 and Unit No. 2. Plant Daniel is a generating plant located in Jackson County, Mississippi. In accordance with the operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of these units.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3. Plant Scherer is a generating plant located near Forsyth, Georgia. In accordance with the operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

   At December 31, 2001, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                         Plant          Plant
                                        Scherer      Daniel Unit
                                       Unit No. 3     Nos. 1 & 2
                                      (coal-fired)   (coal-fired)
                                     -----------------------------
                                            (in thousands)
Plant In Service                       $184,901(1)    $228,278
Accumulated Depreciation                $73,684       $120,646
Construction Work in Progress           $1,556          $6,174

Nameplate Capacity (2)
   (megawatts)                             205             500
Ownership                                   25%             50%
------------------------------------------------------------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel Unit Nos. 1&2:  1,000

6.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity to certain non-affiliated utilities located outside the system's service area. The unit power sales agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues from these sales were $19.5 million in 2001, $20.3 million in 2000, and $19.8 million in 1999.

   Unit power from specific generating plants of Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), and Jacksonville Electric Authority (JEA). Under these agreements, 210 megawatts of net dependable capacity were sold by the Company during 2001. Sales will remain close to that level, unless reduced by FP&L, FPC, and JEA with a minimum of three years notice, until the expiration of the contracts in 2010.

7.  INCOME TAXES

At December 31, 2001, the tax-related regulatory assets to be recovered from customers were $16.8 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized allowance for funds used during construction. At December 31, 2001, the tax-related regulatory liabilities to be credited to customers were $28.3 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                     2001       2000        1999
                                ------------------------------------
                                          (in thousands)
Total provision for income taxes:
Federal--
   Current                        $24,207    $37,250     $33,973
   Deferred                         2,568    (11,159)     (6,107)
                                   26,775     26,091      27,866
--------------------------------------------------------------------
State--
   Current                          3,701      5,796       5,267
   Deferred                           826     (1,357)       (502)
                                    4,527      4,439       4,765
--------------------------------------------------------------------
Total                             $31,302    $30,530     $32,631
====================================================================

Gulf Power Company 2001 Annual Report


   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                2001            2000
                                          ---------------------------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                 $179,071        $172,646
   Other                                      27,328          14,262
---------------------------------------------------------------------
Total                                        206,399         186,908
---------------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes      9,009           8,703
   Postretirement benefits                     9,379           9,205
   Other                                      17,881          14,742
---------------------------------------------------------------------
Total                                         36,269          32,650
---------------------------------------------------------------------
Net deferred tax liabilities                 170,130         154,258
Less current portion, net                     (8,162)           (816)
---------------------------------------------------------------------
Accumulated deferred income
   taxes in the Balance Sheets              $161,968         $155,074
=====================================================================

   Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation and amortization in the Statements of Income. Credits amortized in this manner amounted to $1.7 million in 2001 and $1.9 million in each of 2000 and 1999. At December 31, 2001, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       2001     2000     1999
                                    ----------------------------
Federal statutory rate                   35%      35%      35%
State income tax,
   net of federal deduction               4        4        4
Non-deductible book
   depreciation                           1        1        1
Difference in prior years'
   deferred and current tax rate         (2)      (2)      (2)
Other, net                               (3)      (1)       -
----------------------------------------------------------------
Effective income tax rate                35%      37%      38%
================================================================

   The Company and the other subsidiaries of Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. In accordance with Internal Revenue Service regulations, each company is jointly and severally liable for the tax liability.

8.  CAPITALIZATION

Preferred Securities

In January 1997, Gulf Power Capital Trust I (Trust I), of which the Company owns all of the common securities, issued $40 million of 7.625 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $41 million aggregate principal amount of the Company's 7.625 percent junior subordinated notes due December 31, 2036.

   In January 1998, Gulf Power Capital Trust II (Trust II), of which the Company owns all of the common securities, issued $45 million of 7.0 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $46 million aggregate principal amount of the Company's 7.0 percent junior subordinated notes due December 31, 2037.

   In November 2001, Gulf Power Capital Trust III (Trust III), of which the Company owns all of the common securities, issued $30 million of 7.375 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust III are $31 million aggregate principal amount of the Company's 7.375 percent junior subordinated notes due September 30, 2041.

   The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Trust I, Trust II, and Trust III. Trust I, Trust II, and Trust III are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

Securities Due Within One Year

At December 31, 2001, the Company had an improvement fund requirement of $550,000. The first mortgage bond improvement fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control revenue bond obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

   The sinking fund requirements of first mortgage bonds were satisfied by certifying property additions in 2001 and 2000. It is anticipated that the 2002

Gulf Power Company 2001 Annual Report


requirement will be satisfied by certifying property additions. Sinking fund requirements and/or maturities through 2006 applicable to long-term debt are as follows: none in 2002; $60.6 million in 2003; $50.6 million on 2004; none in 2005; and $37.6 million in 2006.

Dividend Restrictions

The Company's first mortgage bond indenture contains various common stock dividend restrictions, which remain in effect as long as the bonds are outstanding. At December 31, 2001, retained earnings of $127 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

Bank Credit Arrangements

At December 31, 2001, the Company had $41.5 million of lines of credit with banks subject to renewal June 1 of each year, of which $41.5 million remained unused. In addition, the Company has two unused committed lines of credit totaling $61.9 million that were established for liquidity support of its variable rate pollution control bonds. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal.

   The Company borrows through commercial paper programs that have the liquidity support of committed bank credit arrangements. In addition, the Company from time to time borrows under uncommitted lines of credit with banks. The amount of commercial paper outstanding at December 31, 2001 was $37.4 million.

   In addition, the Company has bid-loan facilities with five major money center banks that total $110 million, of which $50 million was committed at December 31, 2001.

Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

9.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 2001 and 2000 are as follows:

                                                         Net Income
                                                    After Dividends
                         Operating     Operating       on Preferred
Quarter Ended             Revenues        Income              Stock
--------------------------------------------------------------------
                                     (in thousands)
March 2001                $165,029       $24,785            $10,196
June 2001                  180,430        30,702             14,770
September 2001             226,616        45,504             26,657
December 2001              153,128        16,268              6,684

March 2000                $138,498       $16,007             $4,653
June 2000                  182,120        30,505             12,927
September 2000             232,533        52,614             26,438
December 2000              161,168        20,755              7,825
--------------------------------------------------------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.

SELECTED FINANCIAL AND OPERATING DATA 1997-2001
Gulf Power Company 2001 Annual Report


---------------------------------------------------------------------------------------------------------------------------------
                                                            2001            2000            1999            1998            1997
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                       $725,203        $714,319        $674,099        $650,518        $625,856
Net Income after Dividends
  on Preferred Stock (in thousands)                      $58,307         $51,843         $53,667         $56,521         $57,610
Cash Dividends
on Common Stock (in thousands)                           $53,275         $59,000         $61,300         $57,200         $64,600
Return on Average Common Equity (percent)                  12.51           12.20           12.63           13.20           13.33
Total Assets (in thousands)                           $1,569,517      $1,312,064      $1,308,495      $1,267,901      $1,265,612
Gross Property Additions (in thousands)                 $274,668         $95,807         $69,798         $69,731         $54,289
---------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                     $504,894        $427,378        $422,313        $427,652        $428,718
Preferred stock                                            4,236           4,236           4,236           4,236          13,691
Company obligated mandatorily
  redeemable preferred securities                        115,000          85,000          85,000          85,000          40,000
Long-term debt                                           467,784         365,993         367,449         317,341         296,993
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)         $1,091,914        $882,607        $878,998        $834,229        $779,402
=================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                         46.2            48.4            48.0            51.3            55.0
Preferred stock                                              0.4             0.5             0.5             0.5             1.8
Company obligated mandatorily
  redeemable preferred securities                           10.5             9.6             9.7            10.2             5.1
Long-term debt                                              42.9            41.5            41.8            38.0            38.1
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)              100.0           100.0           100.0           100.0           100.0
=================================================================================================================================
Security Ratings:
First Mortgage Bonds -
   Moody's                                                    A1              A1              A1              A1              A1
   Standard and Poor's                                        A+              A+             AA-             AA-             AA-
   Fitch                                                      A+             AA-             AA-             AA-             AA-
Preferred Stock -
   Moody's                                                  Baa1              a2              a2              a2              a2
   Standard and Poor's                                      BBB+            BBB+              A-               A               A
   Fitch                                                      A-               A               A              A+              A+
Unsecured Long-Term Debt -
   Moody's                                                    A2              A2              A2              A2              A2
   Standard and Poor's                                         A               A               A               A               A
   Fitch                                                       A              A+              A+              A+              A+
=================================================================================================================================
Customers (year-end):
Residential                                              327,128         321,731         315,240         307,077         300,257
Commercial                                                48,654          47,666          47,728          46,370          44,589
Industrial                                                   270             280             267             257             267
Other                                                        468             442             316             268             264
---------------------------------------------------------------------------------------------------------------------------------
Total                                                    376,520         370,119         363,551         353,972         345,377
=================================================================================================================================
Employees (year-end):                                      1,309           1,327           1,339           1,328           1,328
---------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL AND OPERATING DATA 1997-2001 (continued)
Gulf Power Company 2001 Annual Report


--------------------------------------------------------------------------------------------------------------------------------
                                                           2001            2000            1999            1998            1997
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                           $ 313,165        $302,210       $ 279,238       $ 279,621       $ 276,924
Commercial                                              188,759         177,047         167,305         163,207         163,751
Industrial                                               81,719          74,095          68,222          71,119          77,045
Other                                                       948          (4,712)          2,184           2,113           2,077
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                            584,591         548,640         516,949         516,060         519,797
Sales for resale  - non-affiliates                       82,252          66,890          62,354          61,893          63,697
Sales for resale  - affiliates                           27,256          66,995          66,110          42,642          16,760
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                694,099         682,525         645,413         620,595         600,254
Other revenues                                           31,104          31,794          28,686          29,923          25,602
--------------------------------------------------------------------------------------------------------------------------------
Total                                                  $725,203        $714,319        $674,099        $650,518        $625,856
================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                           4,716,404       4,790,038       4,471,118       4,437,558       4,119,492
Commercial                                            3,417,427       3,379,449       3,222,532       3,111,933       2,897,887
Industrial                                            2,018,206       1,924,749       1,846,237       1,833,575       1,903,050
Other                                                    21,208          18,730          19,296          18,952          18,101
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                         10,173,245      10,112,966       9,559,183       9,402,018       8,938,530
Sales for resale  - non-affiliates                    2,093,203       1,705,486       1,561,972       1,341,990       1,531,179
Sales for resale  - affiliates                          962,892       1,916,526       2,511,983       1,758,150         848,135
--------------------------------------------------------------------------------------------------------------------------------
Total                                                13,229,340      13,734,978      13,633,138      12,502,158      11,317,844
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                6.64            6.31            6.25            6.30            6.72
Commercial                                                 5.52            5.24            5.19            5.24            5.65
Industrial                                                 4.05            3.85            3.70            3.88            4.05
Total retail                                               5.75            5.43            5.41            5.49            5.82
Sales for resale                                           3.58            3.70            3.15            3.37            3.38
Total sales                                                5.25            4.97            4.73            4.96            5.30
Residential Average Annual
  Kilowatt-Hour Use Per Customer                         14,497          14,992          14,318          14,577          13,894
Residential Average Annual
  Revenue Per Customer                                  $962.57         $945.87         $894.18         $918.56         $933.99
Plant Nameplate Capacity
Ratings (year-end) (megawatts)                            2,188           2,188           2,188           2,188           2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                    2,106           2,154           2,085           2,040           1,844
Summer                                                    2,223           2,285           2,161           2,146           2,032
Annual Load Factor (percent)                               57.5            55.4            55.2            55.3            55.5
Plant Availability Fossil-Steam (percent):                 90.1            85.2            87.2            87.6            91.0
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                       81.2            87.8            89.8            89.2            87.1
Oil and gas                                                 1.0             1.6             2.5             2.0             0.4
Purchased power -
  From non-affiliates                                       6.5             7.6             5.9             5.5             3.5
  From affiliates                                          11.3             3.0             1.8             3.3             9.0
--------------------------------------------------------------------------------------------------------------------------------
Total                                                     100.0           100.0           100.0           100.0           100.0
================================================================================================================================